Exhibit 99.1(e)


                          MUNIYIELD INSURED FUND, INC.

            Articles of Amendment to Articles Supplementary creating
                       Auction Market Preferred Stock(R)

         MUNIYIELD INSURED FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

         First: (a) The Articles Supplementary, filed on May 19, 1992, and the Articles Supplementary, filed on December 1, 1994, each creating 1,100 shares of Series A Auction Market Preferred Stock ("AMPS(R)"), 1,100 shares of Series B AMPS(R), 1,100 shares of Series C AMPS(R), 1,100 shares of Series D AMPS(R), and 2,000 shares of Series E AMPS(R) are each hereby amended by these Articles of Amendment in the manner set forth below.

                 (b) The Articles Supplementary, filed on January 22, 1997, creating 2,400 shares of Series F AMPS(R) and 2,400 shares of Series G AMPS(R), are hereby amended by these Articles of Amendment in the manner set forth below.

                 (c) In each of the Articles Supplementary referenced above, paragraph (c) of Section 5 thereof entitled "Right to Vote with Respect to Certain Other Matters" is deleted in its entirety and replaced with the following:

                 (c) Right to Vote with Respect to Certain Other Matters. So long as any shares of AMPS are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock Outstanding at the time, voting separately as one class: (i) authorize, create or issue any class or series of stock ranking prior to the AMPS or any other series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or


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(R) Registered trademark of Merrill Lynch & Co. Inc.



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         otherwise, so as to adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of AMPS or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of AMPS are outstanding, the Corporation shall not approve any of the actions set forth in clause
         (i) or (ii) which adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of a series of AMPS differently than those of a Holder of shares of any other series of AMPS without the affirmative vote of the holders of at least a majority of the shares of AMPS of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class). The Corporation shall notify Moody's and S&P 10 Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of shares of Preferred Stock, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including AMPS, voting together as a single class necessary to authorize the action in question.

         Second: The foregoing amendment to each of the Articles Supplementary referenced above has been effected in the manner and by the vote required by the charter of the Corporation (the "Charter") and the laws of the State of Maryland. Each such amendment has been duly advised, approved, and adopted by a majority of the entire Board of Directors of the Corporation, and by a majority of the outstanding Common Stock and AMPS voting together as a single class and by a majority of the outstanding AMPS voting together as a separate class.

         Third: Except as amended hereby, the Charter and each Articles Supplementary referenced above shall remain in full force and effect.

         Fourth: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.



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         Fifth: These Articles of Amendment shall be effective immediately upon the acceptance for recording or filing by the Maryland State Department of Assessments and Taxation.

         IN WITNESS WHEREOF, MUNIYIELD INSURED FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Treasurer, a duly authorized officer of the Corporation, and attested by its Secretary as of March 26, 2004.

                                       MUNIYIELD INSURED FUND, INC.


                                       By  /s/ Donald C. Burke
                                           -------------------------------
                                           Name:  Donald C. Burke
                                           Title:  Vice President and Treasurer

Attest:


/s/ Phillip S. Gillespie
-----------------------------------
Name:   Phillip S. Gillespie
Title:  Secretary


         THE UNDERSIGNED, Vice President and Treasurer of MUNIYIELD INSURED FUND, INC. (the "Corporation"), who executed on behalf of the Corporation the foregoing Articles of Amendment to Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his knowledge, information and belief, these matters and facts contained herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties for perjury.

                                       MUNIYIELD INSURED FUND, INC.


                                       By  /s/ Donald C. Burke
                                           ---------------------------------
                                           Name:  Donald C. Burke
                                           Title:  Vice President and Treasurer